UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Definitive Proxy Statement

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Sabre Corporation

(Name of Registrant as Specified In Its Charter)

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April 3, 2025

Dear Stockholders:

We are asking for your critical support for the proposals to be voted on at Sabre’s 2025 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors continues to unanimously recommend you cast your vote FOR all proposals.

VOTE FOR

PROPOSAL 3 – APPROVAL OF OUR 2025 OMNIBUS PLAN

Specifically, we would like to draw your attention to Proposal 3, approval of the Sabre Corporation 2025 Omnibus Incentive Compensation Plan, which we refer to as our 2025 Omnibus Plan. Our 2025 Omnibus Plan:

•	replaces our 2024 Omnibus Plan, increasing the number of shares authorized for issuance under our equity-based compensation plans for our team members and other service providers;

•	represents a critical part of our overall compensation program;

•

provides our team members and other service providers, who are responsible for the management, growth, and direction of our business, with incentives and rewards to encourage them to continue in the service of Sabre; and

•	is designed to meet these objectives by providing these individuals with a proprietary interest aligned with the long-term growth, profitability, and financial success of Sabre.

We are pleased to note that, on March 31, 2025, Glass Lewis & Co., a proxy advisory firm, issued a voting recommendation supporting Proposal 3.

On March 26, 2025, Institutional Shareholder Services (“ISS”), a proxy advisory firm, issued voting recommendations relating to our 2025 Annual Meeting. In its report, ISS supports our say-on-pay proposal, noting the pay and performance alignment of our executive compensation program. Nevertheless, ISS ultimately recommended stockholders vote against Proposal 3, applying quantitative tests that we believe have significant shortcomings when applied to our industry, business model, and equity compensation needs. Given ISS’ recommendation, we believe it is imperative that we highlight these shortcomings to demonstrate for our stockholders why we consider the ISS analysis to be flawed when applied to Proposal 3.

•	The ISS report’s analysis uses a peer group containing members with fundamentally different business models from our technology focus.

•

As a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel, Sabre competes with other technology companies to attract and retain talent. Consistent with other technology companies, we employ a broad-based equity compensation program, offering equity compensation to a significant proportion of our employee base to help us attract and retain talent to allow us to achieve our long-term strategic goals.

•

The ISS report compares our equity compensation practices against a peer group drawn from companies within the broad “Consumer Services” GICS sector designation—a designation that includes a large number of hoteliers, restaurants and leisure venues. We believe many companies within this peer group tend to have fundamentally different business models, including how they approach compensation of their team members, particularly regarding the breadth of equity grants. For example, ISS’ analysis indicates the percentage of our 3-year average grants awarded to our CEO is less than half of the 3-year average grants to CEOs for the Consumer Services sector, highlighting the fact that our equity grants are distributed more broadly throughout our organization compared to consumer services companies. Not surprisingly, given the inapposite comparison, quantitative measures of our equity grant practices are not aligned with those of consumer services companies.

•

We believe our burn rate is consistent with those of other technology companies with whom we compete for talent—a fact that the ISS report’s analysis fails to consider. For example, ISS calculates our 2025 burn rate to be 5.11%, lower than the ISS 2025 value-adjusted burn rate benchmark of 6.40% for Software & Services companies in the Russell 3000 (excluding the S&P 500).

•	The ISS report fails to take into account the significant role the 2025 Omnibus Plan would play in our overall compensation program.

•

Failure to approve the 2025 Omnibus Plan would severely limit our ability to issue equity-based awards to current and future team members. This would result in the loss of a critical tool for recruiting, retaining, and motivating our team members, particularly while we are focused on implementing our growth strategies to lead in an open marketplace and deliver intelligent retailing solutions. The ISS report does not address this significant implication for us and our stockholders.

•

If Proposal 3 is not approved, it could also require us to take one or more actions that could be detrimental to our ability to continue creating value for stockholders. This could include reducing the amount or proportion of compensation paid to our team members in equity-based awards, decreasing their long-term alignment with investors, or reducing the proportion of team members that receive equity compensation, limiting the scope of our employee base that is aligned with stockholders.

Notwithstanding its comparison of our equity grant practices to an inapposite industry benchmark, ISS generally viewed most of the features of the 2025 Omnibus Plan and our grant practices (excluding the burn rate) as positive, providing further support for the reasonableness of Proposal 3 and the 2025 Omnibus Plan.

We believe our compensation program is consistent with those of other technology companies—our primary competitors in the marketplace for talent—appropriately incentivizes and rewards our team members, and has been effective in aligning their long-term interests with those of our stockholders. We believe approval of Proposal 3 and the related increase in additional shares for use in attracting and retaining talent will be critical to maintaining a key aspect of this compensation program.

For the foregoing reason and the reasons included in our proxy statement, the Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the 2025 Omnibus Incentive Compensation Plan.

Your vote is important. Please carefully consider the proposals included in our proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•

FOR the election of George Bravante, Jr., Hervé Couturier, Kurt Ekert, Eric Kelly, Gail Mandel, Phyllis Newhouse, Elaine Paul, John Scott, Wendi Sturgis, and Ashan Willy to our Board of Directors, each to serve a one-year term;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2025;

•	FOR the approval of our 2025 Omnibus Incentive Compensation Plan; and

•	FOR the approval of an advisory vote on the compensation of our named executive officers.

Whether or not you plan to attend the 2025 Annual Meeting, we encourage you to read the proxy statement and these additional materials, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke previously submitted proxies is available in the proxy statement.

Only stockholders of record at the close of business on February 24, 2025 or their proxy holders may vote at our 2025 Annual Meeting. Our definitive proxy statement and Sabre’s 2024 annual report are available at www.proxydocs.com/SABR.

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